                                                                    EXHIBIT 99.2

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Ag-Chem Equipment Co., Inc.

We have audited the accompanying consolidated balance sheets of Ag-Chem Equipment Co., Inc. and subsidiaries as of September 30, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended September 30, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ag-Chem Equipment Co., Inc. and subsidiaries as of September 30, 2000 and 1999 and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2000, in conformity with accounting principles generally accepted in the United States of America.


                                                  /s/ KPMG LLP

Minneapolis, Minnesota
November 9, 2000, except as to note 16
  which is as of  November 20, 2000 and
  note 13 which is as of March 2, 2001

CONSOLIDATED BALANCE SHEETS
Ag-Chem Equipment Co., Inc. and Subsidiaries
(Dollars in Thousands, except per share amounts)

ASSETS

                                                                                           September 30,
                                                                                      ----------------------
                                                                                        2000          1999
                                                                                      --------      --------

CURRENT ASSETS:

        Accounts receivable, less allowance for doubtful accounts of
           $869 and $874, respectively (note 7)                                       $ 14,752      $ 18,922
        Notes receivable, current portion, and accrued interest receivable
           (notes 5 and 7)                                                               2,741         5,296
        Inventories (notes 2 and 7)                                                     89,319       109,463

        Deferred income tax benefits, net (note 10)                                      5,800         4,400

        Prepaid expenses and other current assets                                          353           628

                                                                                      --------      --------
         Total current assets                                                          112,965       138,709

                                                                                      --------      --------
                                                                                        38,570        42,470

  PROPERTY, PLANT AND EQUIPMENT, NET (NOTES 3, 4 AND 8)

  OTHER ASSETS:
        Notes receivable, less current maturities (note 5 and 7)                         1,419         7,046
        Intangible and other assets, net of accumulated amortization
           of $4,333 and $4,142, respectively (note 1)                                   2,745         1,704
                                                                                      --------      --------
         Total other assets                                                              4,164         8,750
                                                                                      --------      --------

  TOTAL ASSETS                                                                        $155,699      $189,929
                                                                                      ========      ========

          See accompanying notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS
Ag-Chem Equipment Co., Inc. and Subsidiaries
(Dollars in Thousands, except per share amounts)

LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                            September 30,
                                                                                      --------------------------
                                                                                         2000            1999
                                                                                      ----------      ----------

CURRENT LIABILITIES:
    Current installments of long-term debt (note 8)                                   $    6,178      $    6,381
    Notes payable to banks (note 7)                                                       17,265          35,225
    Accounts payable                                                                      12,036          10,859
    Checks outstanding in excess of cash balances                                             39             138
    Customer prepayments                                                                   5,380           5,183
    Accrued expenses (note 6)                                                             17,695          13,262
    Deferred revenue                                                                         527           1,359
    Accrued income taxes                                                                   1,027              --
                                                                                      ----------      ----------
   Total current liabilities                                                              60,147          72,407

LONG-TERM DEBT, LESS CURRENT INSTALLMENTS (NOTE 8)                                        23,854          44,299
                                                                                      ----------      ----------
   Total liabilities                                                                      84,001         116,706
                                                                                      ----------      ----------

STOCKHOLDERS' EQUITY:
    Common stock, $.01 par value: Authorized, 40,000,000 shares; issued                       96              96
       and outstanding, 9,579,868 shares and, 9,595,468, respectively
   Additional paid-in capital                                                              1,116           1,274
   Retained earnings                                                                      70,896          72,318
    Accumulated other comprehensive loss                                                    (410)           (465)
                                                                                      ----------      ----------
    Total stockholders' equity                                                            71,698          73,223
                                                                                      ----------      ----------

COMMITMENTS AND CONTINGENCIES (NOTES 12 AND 13)
   Total liabilities and stockholders' equity                                         $  155,699      $  189,929
                                                                                      ==========      ==========

          See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS
Ag-Chem Equipment Co., Inc. and Subsidiaries
(Dollars in Thousands, Except Earnings Per Share)

                                                                         YEAR ENDED SEPTEMBER 30,
                                                             ------------------------------------------------
                                                                 2000              1999             1998
                                                             ------------      ------------      ------------

Net sales                                                    $    298,841      $    292,679      $    322,122
Cost of sales                                                     232,405           214,688           234,959
                                                             ------------      ------------      ------------
       Gross profit                                                66,436            77,991            87,163

Selling, general and administrative expenses                       66,534            70,259            74,003
                                                             ------------      ------------      ------------
       Operating income (loss)                                        (98)            7,732            13,160

Other income (expense):
       Income from joint ventures (note 13)                         1,143                --                --
       Other income (note 11)                                       2,150             2,994             3,384
       Interest expense                                            (5,417)           (5,713)           (6,246)
                                                             ------------      ------------      ------------
       Earnings (loss) before income taxes                         (2,222)            5,013            10,298

Income tax expense (benefit) (note 10)                               (800)            1,625             3,450
                                                             ------------      ------------      ------------

Net earnings (loss)                                          $     (1,422)     $      3,388      $      6,848
                                                             ============      ============      ============

Earnings (loss) per share, basic and diluted                 $      (0.15)     $       0.35      $       0.71

Weighted average common shares outstanding, basic and
     diluted                                                    9,583,200         9,616,313         9,660,152

          See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME
 (LOSS)
Ag-Chem Equipment Co., Inc. and Subsidiaries
(Dollars in Thousands)

                                         COMMON STOCK         ADDITIONAL PAID-IN    RETAINED    ACCUMULATED OTHER        TOTAL
                                         ------------         ------------------    --------    -----------------        -----
                                                                    CAPITAL         EARNINGS   COMPREHENSIVE LOSS     STOCKHOLDERS'
                                                                    -------         --------   ------------------     -------------
                                                                                                                         EQUITY
                                     SHARES         AMOUNT
                                   ----------      --------

Balances at September 30, 1997      9,670,268      $     97         $  2,188        $ 62,082        $   (480)           $ 63,887
                                   ----------      --------         --------        --------        --------            --------
Comprehensive income:

  Net earnings                             --            --               --           6,848              --               6,848

  Other comprehensive income               --            --               --              --             137                 137

Comprehensive income                                                                                                       6,985

Purchases and retirement of
  previously issued shares            (30,000)           (1)            (451)             --              --                (452)
                                   ----------      --------         --------        --------        --------            --------

Balances at September 30, 1998      9,640,268            96            1,737          68,930            (343)             70,420

Comprehensive income:

  Net earnings                             --            --               --           3,388              --               3,388

  Other comprehensive loss                 --            --               --              --            (122)               (122)

Comprehensive income                                                                                                       3,266

Purchases and retirement of
  previously issued shares            (44,800)           --             (463)             --              --                (463)
                                   ----------      --------         --------        --------        --------            --------
Balances at September 30, 1999      9,595,468            96            1,274          72,318            (465)             73,223

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME (LOSS) (CONTINUED)
Ag-Chem Equipment Co., Inc. and Subsidiaries
(Dollars in Thousands)

                                         COMMON STOCK       ADDITIONAL PAID-IN    RETAINED      ACCUMULATED OTHER       TOTAL
                                    ---------------------   ------------------    --------      -----------------       -----
                                                                 CAPITAL          EARNINGS     COMPREHENSIVE LOSS    STOCKHOLDERS'
                                                                 -------          --------     ------------------    -------------
                                                                                                                        EQUITY
                                                                                                                        ------
                                      SHARES       AMOUNT
                                    ----------     ------

COMPREHENSIVE INCOME:
  NET LOSS                                  --        --               --           (1,422)                --            (1,422)

  OTHER COMPREHENSIVE INCOME                --        --               --               --                 55                55

COMPREHENSIVE LOSS                                                                                                       (1,367)

PURCHASES AND RETIREMENT OF
  PREVIOUSLY ISSUED SHARES             (15,600)       --             (158)              --                 --              (158)
                                    ----------      ----         --------         --------           --------          --------
BALANCES AT SEPTEMBER 30, 2000       9,579,868      $ 96         $  1,116         $ 70,896           ($   410)         $ 71,698
                                    ==========      ====         ========         ========           ========          ========

          See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Ag-Chem Equipment Co., Inc. and Subsidiaries
(Dollars in Thousands)

                                                                                             SEPTEMBER 30,
                                                                                   2000          1999          1998
                                                                                 --------      --------      --------

CASH FLOWS FROM OPERATING ACTIVITIES:
         Net earnings (loss)                                                     $ (1,422)     $  3,388      $  6,848

ADJUSTMENTS TO RECONCILE NET EARNINGS (LOSS) TO NET CASH PROVIDED BY
(USED IN) OPERATING ACTIVITIES:
         Depreciation and amortization                                              5,457         6,726         8,330
         Gain on sale of equipment                                                   (203)         (210)         (151)
         (Increase) decrease in deferred income tax benefits                       (1,400)         (400)          550
         Income in equity investment                                               (1,143)           --            --
         Loss on currency fluctuations                                                458            --            --
         Changes in operating assets and liabilities:
                  Accounts receivable                                               4,170         4,577           229
                  Operating notes receivable                                        8,182        (2,568)       (1,373)
                  Inventories                                                      20,144        (7,712)       (1,857)
                  Prepaid expenses and other current assets                           188            76           264
                  Accounts payable                                                  1,177        (4,261)           71
                  Customer prepayments and deferred revenue                          (635)       (1,405)         (334)
                  Accrued expenses                                                  4,433        (1,304)       (2,938)
                  Income taxes                                                      1,114          (461)          150
                                                                                 --------      --------      --------
                  Cash provided by (used in) operating activities                  40,520        (3,554)        9,789

See accompanying notes to consolidated financial statements.

Ag-Chem Equipment Co., Inc. and Subsidiaries
(Dollars in Thousands)

                                                                                               SEPTEMBER 30,
                                                                                 ------------------------------------------
                                                                                    2000            1999            1998
                                                                                 ----------      ----------      ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
         Retirement of short-term investments for industrial revenue
         bond                                                                    $       --      $       23      $      722
         Purchase of property and equipment                                          (4,551)         (1,759)         (3,969)
         Decrease (increase) in rental equipment                                      3,848            (592)         (2,906)
         Proceeds from sale of equipment                                                256             245             132
         Equity investment                                                           (1,000)            (50)             --
         Return on equity investment                                                    400              --              --
         Increase (decrease) in other assets                                             19              (3)           (166)
                                                                                 ----------      ----------      ----------
                  Cash used in investing activities                                  (1,028)         (2,136)         (6,187)

CASH FLOWS FROM FINANCING ACTIVITIES:
        Increase (decrease) in checks outstanding in excess of cash                     (99)         (2,007)          2,138
        balances
        Proceeds from notes payable - banks                                         121,911         187,580         155,150
        Repayments on notes payable - banks                                        (140,214)       (163,707)       (176,483)
        Proceeds from line of credit borrowings                                      20,444         145,000          29,750
        Repayments of line of credit borrowings                                     (41,431)       (160,590)        (13,842)
        Purchase of common stock                                                       (158)           (464)           (452)
                                                                                 ----------      ----------      ----------
                  Cash (used in) provided by financing activities                   (39,547)          5,812          (3,739)

        Effect of exchange on cash and cash equivalents                                  55            (122)            137
                                                                                 ----------      ----------      ----------

        Net change in cash                                                               --              --              --

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                           --              --              --
                                                                                 ----------      ----------      ----------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                         $       --      $       --      $       --
                                                                                 ==========      ==========      ==========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
         Cash paid during the year for:
                  Interest                                                       $    5,852      $    6,276      $    6,184
                  Income taxes                                                          267           2,485           2,695

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

         The Company entered into capital leases for computer equipment that aggregated to $789 during fiscal 1998.

          See accompanying notes to consolidated financial statements.

1.       SUMMARY OF SIGNIFICANT

         ACCOUNTING POLICIES AND NATURE OF BUSINESS

PRINCIPLES OF CONSOLIDATION

         The accompanying consolidated financial statements include the accounts of Ag-Chem Equipment Co., Inc. and its subsidiaries (the Company). All material inter-company accounts and transactions have been eliminated in consolidation.

         The Company maintains a 50% ownership interest in certain affiliates. Investments in these affiliates are accounted for under the equity method, and accordingly, the Company's share of these affiliates' net income (loss) is recorded as other income in the consolidated statement of operations.

NATURE OF BUSINESS

         The Company manufactures and distributes off-road equipment primarily for agricultural fertilization, the application of crop protection chemicals, and to a lesser extent, industrial waste treatment applications and other industrial uses. The Company has positioned itself as the leading, state-of-the-art manufacturer of agricultural application equipment, with an emphasis on "Site-Specific Agriculture" and other high-tech hardware and software product offerings. The Company generates a majority of its consolidated revenues from its line of agricultural equipment which consists of self-propelled, three and four-wheeled vehicles and related equipment for use in the application of liquid and dry fertilizers and crop protection chemicals both prior to planting crops ("pre-emergence") and after crops emerge from the ground ("post-emergence"). The Company has concluded that it operates in one operating segment.

USE OF ESTIMATES

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK

         The Company extends credit primarily to agricultural cooperatives and dealers in the United States and Canada, and to international distributors. The Company also provides financing for the sales of equipment through notes receivable and operating leases.

INVENTORIES

         Inventories, except used equipment, are stated at the lower of cost or market. Cost is determined using the last in, first out (LIFO) method for all inventories other than used equipment and inventories at the company's European subsidiary. Used equipment is valued at amounts that do not exceed estimated fair market value less costs to sell.

PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment are recorded at cost. Depreciation and amortization of all property, plant and equipment is computed on straight-line and accelerated methods over the following estimated useful lives:

                                                  Years
                                                  -----
         Land improvements                        15-20

         Buildings and improvements               15-40

         Rental property                          5-40

         Machinery and equipment                  5-10

         Rental equipment                         5

         Transportation equipment                 3-5

         Office equipment and furniture           5-10

         Computer equipment                       2-5

INTANGIBLE AND OTHER ASSETS

         Intangible and other assets, net of accumulated amortization, consist of the following:

                                                                                        September 30,
                                                                                      ------------------
                                                                                       2000        1999
                                                                                      ------      ------

Excess of purchase price over fair market value of net assets purchased               $  150      $  654
Non-compete agreements                                                                    32         128
Deferred financing costs                                                                 325         201
Manufacturing and marketing rights                                                       249         456
Equity investment                                                                      1,793          50
Other                                                                                    196         215
                                                                                      ------      ------
Total intangible and other assets                                                     $2,745      $1,704
                                                                                      ======      ======

         Intangible and other assets are capitalized at cost and, except for deferred financing costs, are amortized on a straight-line basis over periods ranging from two to ten years. Deferred financing costs are being amortized over the term of the financing using the effective-interest method.

PHANTOM STOCK PLAN

         Some Company employees are in possession of "phantom shares" of the Company common stock pursuant to the Ag-Chem Equipment Co., Inc. 1998 Key Employee Phantom Stock Bonus Plan effective December 1, 1998. Phantom shares do not represent shares of the Company's common stock. Instead, phantom shares are a method of calculating potential bonus payments to employees. Under the plan, an aggregate of 85,750 phantom shares are outstanding. All phantom shares are required to be redeemed on November 30, 2001 if not sooner called by the Company. On the redemption date, the Company is required to make a cash payment to the employees equal to the difference between the grant price and the price of shares on the date of redemption. The grant price was $11 15/16, the closing price of Ag-Chem's shares on the date the plan was adopted. If the market price on the date of redemption is lower than the grant price, no cash payment is required to be made. If the price of the Company's common stock reaches $31 15/16, the Company has the right to call and redeem the phantom shares at that time. Under the plan, if a participant's employment is terminated, all rights under the plan are forfeited unless such termination is the result of death or permanent total disability, in which case the participant or his/her estate is entitled to receive a cash payment based upon the market price of the Company's common stock on the date of death or permanent total disability.

REVENUE RECOGNITION

         Product and service revenues are recognized upon shipment of goods to customers or upon performance of services, respectively. Revenues from rental contracts are earned and recognized based on the customer's usage of the rental equipment or the passage of time pursuant to terms of the rental contracts. The Company periodically receives prepayments from customers to secure either more favorable pricing or a desired delivery date. Customer prepayments are deferred until shipment of goods to customers occurs. Estimated reserves for future returns are established by the Company based on historical experience and current business factors and are charged against revenues in the same period as the corresponding sales are recorded. Estimated warranty costs are recorded in the same period as the corresponding sales based on historical and expected future warranty claim experience.

         Shipping and handling revenues are classified in revenues and related costs are classified as a cost of goods sold.

RESEARCH AND DEVELOPMENT EXPENDITURES

         The Company's research and development expenditures are expensed as incurred and totaled $11,109, $9,391 and $10,846 for the years ended September 30, 2000, 1999, and 1998, respectively.

ADVERTISING COSTS

         Advertising costs are charged to expense as incurred and totaled approximately $1,033, $1,441 and $1,578 in fiscal 2000, 1999 and 1998, respectively.

INCOME TAXES

         The Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

FOREIGN CURRENCY TRANSLATION

         For the Company's Dutch operation, the Dutch guilder is considered the functional currency. Assets and liabilities are translated using the exchange rates in effect at the balance sheet date. Results of operations are translated using the average exchange rates prevailing throughout the period. Translation effects are accumulated in the accumulated other comprehensive income (loss) caption in stockholders' equity.

EARNINGS (LOSS) PER SHARE

         Earnings (loss) per common share are computed based upon the weighted average number of common shares outstanding during the respective years. The Company has no potentially dilutive common shares.

PROFIT SHARING PLAN

         The Company made contributions of $414 to its profit sharing plan in fiscal 1998.

CASH AND CASH EQUIVALENTS

         The Company considers temporary cash investments with original maturities of three months or less from the date of purchase to be cash equivalents.

IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

         The Company reviews its long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds future discounted cash flows to be generated by the asset. Long-lived assets to be disposed of are valued at the lower of the carrying amount or fair value less costs to sell.

NEW ACCOUNTING PRONOUNCEMENTS

         Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133), effective for the Company on October 1, 2000, establishes new standards for recognizing certain derivatives as either assets or liabilities, and measuring those instruments at fair value. The Company adopted this standard on October 1, 2000 and recorded the fair value of its interest rate swap of $145 as an asset.

         In December 1999, the Securities and Exchange Commission (SEC) staff issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB 101). SAB 101 summarizes certain SEC staff views in applying accounting principles generally accepted in the United States of America to revenue recognition in financial statements. SAB 101 will be effective for the Company in the fourth quarter of fiscal year 2001. Ag-Chem is currently evaluating the impact of SAB 101 on its financial condition and results of operations.

RECLASSIFICATIONS

         Certain reclassifications have been made in the fiscal 1998 and fiscal 1999 financial statements to conform to the fiscal 2000 presentation.

2.       INVENTORIES

         Inventories consist of the following:

                                                    September 30,
                                              --------------------------
                                                 2000            1999
                                              ----------      ----------

Finished goods                                $   32,599      $   45,033
Resale parts                                      26,228          25,815
Work in process and raw materials                 27,626          36,330
                                              ----------      ----------
Total                                             86,453         107,178
Less LIFO reserve                                (12,210)        (12,077)
                                              ----------      ----------
Total                                             74,243          95,101
Used equipment                                    15,076          14,362
                                              ----------      ----------
Total inventories                             $   89,319      $  109,463
                                              ==========      ==========

         If the first in, first out (FIFO) method utilizing current costs had been used for inventories valued using the LIFO method, net earnings would have been higher by $133 at September 30, 2000 and lower by $71 at September 30, 1999.

3.       PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment consists of the following:

                                                                  September 30,
                                                             ----------------------
                                                               2000          1999
                                                             --------      --------

Land                                                         $  2,136      $  1,338
Land improvements                                               4,022         3,893
Buildings and improvements                                     25,653        25,423
Machinery and equipment                                        20,726        20,532

Rental property                                                 5,780         4,619
Rental equipment (note 4)                                       8,485        12,488
Transportation equipment                                        1,709         1,772
Office equipment and furniture                                  4,323         3,892
Computer equipment                                             10,940        10,748
                                                             --------      --------
                                                               83,774        84,705
Less accumulated depreciation and amortization                (45,204)      (42,235)
                                                             --------      --------
Net property, plant and equipment                            $ 38,570      $ 42,470
                                                             ========      ========

4.       RENTAL EQUIPMENT

         The Company leases equipment to customers through operating leases, the majority of which are cancelable at the option of the lessee. The net investment in equipment leased to customers under operating leases is as follows:

                                                  September 30,
                                              ----------------------
                                                2000          1999
                                              --------      --------

Rental equipment                              $  8,485      $ 12,488
Less accumulated depreciation                   (3,427)       (3,874)
                                              --------      --------
Net rental equipment                          $  5,058      $  8,614
                                              ========      ========

         Future minimum rentals receivable under non-cancelable operating leases at September 30, 2000 are as follows:

Year ending September 30,           Amount
-------------------------           ------
2001                                $  430
2002                                   162
2003                                    72
                                    ------
Total                               $  664
                                    ======

5.       NOTES RECEIVABLE

         The Company provides financing to customers with notes receivable, which bear interest between 8.0% to 13.0%. These notes are payable in installments over 1 to 7 years and are secured primarily with the equipment sold to the customer. Principal maturity of notes receivable are as follows:

Year ending September 30,           Amount
-------------------------           ------
2001                                $2,627
2002                                   730
2003                                   377
2004                                   183
2005                                   129
                                    ------
           Total                    $4,046
                                    ======

6.       ACCRUED EXPENSES

         Accrued expenses consist of the following:

                                        September 30,
                                    ----------------------
                                      2000          1999
                                    --------      --------
Compensation                        $  5,523      $  6,471
Warranty (note 13)                     6,202         1,165
Taxes other than income                1,116           897
Insurance                              1,869         1,784
Interest                                 818         1,253
Other                                  2,167         1,692
                                    --------      --------
     Total                          $ 17,695      $ 13,262
                                    ========      ========

7.       NOTES PAYABLE TO BANKS

         In May 2000, the Company amended its line of credit agreement with four banks. The Company was required to pay a commitment fee of 0.125 to 0.375 percent of the average daily unused portion of the line of credit. The amended agreement required the Company to maintain a tangible net worth of $57.5 million plus 50% of each fiscal year's net earnings, certain working capital, net worth and debt to net worth ratios as well as limits the amount of capital expenditures, distributions, interest and indebtedness. This line of credit contains a covenant requiring lenders to approve mergers entered into by the Company. The line of credit will be due upon the closing of the proposed merger if the proper approvals are not obtained. (See note 16).

         The line of credit agreements allow aggregate borrowings up to $70 million, of which $40 million is due in June 2002 and $30 million is payable in June 2001. As of September 30, 2000, $12,950 was outstanding compared to $30,500 in the prior year. This line of credit is secured by certain assets of the Company, including inventory, accounts receivable and notes receivable. The weighted average interest rate on short-term borrowings outstanding was 11.0% as of September 30, 2000.

         The Company's European subsidiary utilizes a portion of Ag-Chem's line of credit agreement. The subsidiary also had its own line of credit with a bank. The agreement allowed aggregate borrowings up to 2.8 million Guilders (approximately $1,100) which expires on June 28, 2001. Borrowings under this line of credit bear interest at the one-month LIBOR rate plus 2.75 percent and were guaranteed by Ag-Chem Equipment Co., Inc. Borrowings outstanding under these facilities were $4,315 and $4,725 at September 30, 2000 and 1999, respectively.

8.       LONG-TERM DEBT

         Long-term debt consists of the following:

                                                                                                    September 30,
                                                                                                ----------------------
                                                                                                  2000          1999
                                                                                                --------      --------

Industrial revenue bonds with the City of Jackson, MN payable in varying annual amounts beginning in November 1998 through 2007 with interest from
   4.5% to 6.0%                                                                                 $  5,085      $  5,585
Note payable in five annual installments of $3,000 commencing in April 1997
   with interest payable semiannually at 6.83%                                                     3,000         6,000
Note payable in seven annual installments of $2,143 commencing in April 1999
   with interest payable semiannually at 7.25%                                                    10,714        12,857
Brenwood mortgage payable in 120 monthly installments of $70 commencing in
   November 2000 with interest payable monthly at 8.1%, final installment of $7,308
   due on October 1, 2010                                                                          9,000            --
Grubbenvorst mortgage payable in 80 quarterly installments of $25 commencing in
   March 2000 with interest payable monthly at 5.4% for the first five years and will
   then be renegotiated based on current rates                                                     1,921            --
Note payable under line of credit with four banks with interest at the banks'
   reference rate due June 2000 (see note 7)                                                          --        25,000
Miscellaneous notes payable                                                                          312         1,238
                                                                                                --------      --------
                                                                                                  30,032        50,680
Less current installments                                                                          6,178         6,381
                                                                                                --------      --------
                                                                                                $ 23,854      $ 44,299
                                                                                                ========      ========

Scheduled annual maturity of long-term debts is as follows:

Years ending September 30,           Amount
--------------------------          --------
2001                                $  6,178
2002                                   2,933
2003                                   2,961
2004                                   3,000
2005                                   3,048
Thereafter                            11,912
                                    --------
  Total                             $ 30,032
                                    ========

         The Brenwood mortgage payable is secured by the Company's office buildings located in the Brenwood Office Park in Minnetonka, Minnesota.

         The Grubbenvorst mortgage payable is secured by the Company's manufacturing facilities located in Grubbenvorst, Holland. The Grubbenvorst mortgage payable is payable in quarterly installments of 63 Dutch Guilders (approximately US $25) commencing March 1, 2000 for 20 years.

         Industrial revenue bonds are secured by a mortgage on a manufacturing plant in Jackson, Minnesota and a security interest in equipment purchased with bond proceeds. The industrial revenue bonds are payable in escalating yearly installments commencing December 1, 1998 through December 1, 2007 of $480 to $765, respectively. The bonds bear interest, which escalates from 4.5 percent for the December 1, 1998 installment to 6.0 percent for the December 1, 2007 installment. Under the terms of the agreement, the Company is required to meet certain debt covenants.

         Some notes payable contain certain restrictive covenants as to additional borrowings and require the Company to maintain certain financial ratios. Certain debt arrangements contain a covenant requiring lenders to approve mergers entered into by the Company. These debt arrangements will be due upon the closing of the proposed merger if the proper approvals are not obtained. (See note 16).

9.       FINANCIAL INSTRUMENTS

         The Company's material financial instruments are recorded on the balance sheet. Quoted market prices generally are not available for all of the Company's financial instruments. Accordingly, fair values are based on judgments regarding current economic conditions, risk characteristics of various financial instruments and other factors. These estimates involve uncertainties and matters of judgment, and therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

         A description of the methods and assumptions used to estimate the fair value of each class of the Company's financial instruments is as follows:

ACCOUNTS RECEIVABLE, NET

As the average collection period for these is less than 45 days, the carrying amount approximates fair value.

NOTES RECEIVABLE

The fair values of fixed rate notes receivable are estimated by discounting future cash flows using current discount rates that reflect the risks associated with similar types of loans.

NOTE PAYABLE TO BANKS

The carrying amounts approximate fair value due to the short maturity of these instruments.

ACCOUNTS PAYABLE, CHECKS OUTSTANDING IN EXCESS OF CASH BALANCES, AND ACCRUED EXPENSES

The carrying amounts approximate fair value due to the short maturity of these instruments.

LONG-TERM DEBT

The fair value of the Company's long-term debt was estimated based on the amount of future cash flows associated with each instrument discounted using the current rates offered to the Company for similar debt instruments of comparable maturity.

         The carrying amount and estimated fair values of the Company's financial instruments at September 30, 2000 and 1999 are summarized as follows:

                                                            2000                        1999
                                                   -----------------------     -----------------------
                                                   CARRYING     ESTIMATED      Carrying     Estimated
                                                    AMOUNT      FAIR VALUE      Amount      Fair Value
                                                   --------     ----------     --------     ----------
Accounts receivable, net                           $ 14,752      $ 14,752      $ 18,922      $ 18,922
Notes receivable and accrued interest
  receivable                                          4,160         4,163        12,342        10,330
Note payable to banks                                17,265        17,265        35,225        35,225
Accounts payable                                     12,036        12,036        10,859        10,859
Checks outstanding in
  excess of cash balances                                39            39           138           138
Accrued expenses                                     17,695        17,695        13,262        13,262
Long-term debt                                       30,032        30,138        50,680        51,205

         The Company from time to time selectively uses derivative instruments to reduce financial risk of interest rates and foreign currency. Interest rate swap and foreign exchange agreements are made with highly rated financial institutions. The Company has exposure associated with derivative agreements to the extent these agreements have positive value. The Company does not have a significant concentration of risk with any single party.

10.      INCOME TAXES

         Income tax (benefit) expense consists of the following:

                           Federal       State        Total
                           --------      ------      --------

2000
CURRENT                    $    481      $  300      $    781
DEFERRED                     (1,347)       (234)       (1,581)
                           --------      ------      --------
TOTAL                      $   (866)     $   66      $   (800)
                           ========      ======      ========
1999
Current                    $  1,850      $  315      $  2,165
Deferred                       (470)        (70)         (540)
                           --------      ------      --------
Total                      $  1,380      $  245      $  1,625
                           ========      ======      ========
1998
Current                    $  2,750      $  550      $  3,300
Deferred                        125          25           150
                           --------      ------      --------
Total                      $  2,875      $  575      $  3,450
                           ========      ======      ========

         The actual tax expense (benefit) for 2000, 1999 and 1998 differs from the "expected" tax expense for those years (computed by applying the United States federal corporate rate of 35 percent in earnings (loss) before income taxes) as follows:

                                                         2000         1999          1998
                                                        ------      --------      --------

Expected (benefit) tax, at statutory rates              $ (778)     $  1,755      $  3,604
State taxes, net of federal tax effect                      43           160           374
Decrease in valuation allowance for
  deferred tax assets                                     (100)         (443)          (50)
Tax benefit of foreign sales
  corporation                                              (46)         (105)         (135)
Goodwill, technology rights
  Amortization                                             140           140           140
Research credit                                            (50)         (200)         (500)
Other, net                                                  (9)          318            17
                                                        ------      --------      --------
Actual tax (benefit) expense                            $ (800)     $  1,625      $  3,450
                                                        ======      ========      ========

         The tax effects of temporary differences that give rise to deferred tax assets and liabilities at September 30, 2000 and 1999 are as follows:

                                                                    2000          1999
                                                                  --------      --------

Inventory                                                         $  2,583      $  2,863
Accrued warranty                                                     2,207           253
Accrued vacation                                                       530           512
Deferred revenue                                                       203           508
Subsidiary's net operating tax loss carryforward                       226           264
Foreign subsidiary net operating loss carryforward                     177           245
Intangibles                                                            243           401
Other                                                                  534           138
                                                                  --------      --------
  Gross deferred tax assets                                          6,703         5,184

Fixed assets                                                          (284)           --
Research and development expenditures                                  (78)         (144)
Other                                                                  (99)          (98)
                                                                  --------      --------
Gross deferred tax liabilities                                        (461)         (242)
                                                                  --------      --------

Valuation allowance                                                   (442)         (542)
                                                                  --------      --------
  Net deferred tax asset                                          $  5,800      $  4,400
                                                                  ========      ========

A reconciliation of the valuation allowance for deferred taxes is as follows:

                                                         2000        1999
                                                        ------      ------

Valuation allowance at beginning of year                $  542      $  985
Decrease in valuation allowance                           (100)       (443)
                                                        ------      ------
Valuation allowance at end of year                      $  442      $  542
                                                        ======      ======

         Ag-Chem Manufacturing Co., Inc. has net operating loss carryforwards of approximately $700 which will begin to expire in 2003 if unutilized. Ag-Chem Europe, B.V. has net operating loss carryforwards of approximately $500 which currently have an indefinite carryforward period. The valuation allowance is necessary due to uncertainty over the future utilization of the net operating loss carryforwards.

11.      OTHER INCOME

         Other income consists of the following:

                                                               Years ended September 30,
                                                             ------------------------------
                                                              2000        1999        1998
                                                             ------      ------      ------

Interest income and finance charges                          $  583      $1,082      $1,394
Gain on sale of property, plant and equipment                   203         210         151
Income from rental properties, net of expenses                  855         755         778
Miscellaneous income                                            509         947       1,061
                                                             ------      ------      ------
Total                                                        $2,150      $2,994      $3,384
                                                             ======      ======      ======

12.      LEASES

         Rent expense under operating leases amounted to $1,426, $1,056 and $900 for offices, warehouses and equipment, and $1,647, $1,869 and $1,823 for autos and trucks in fiscal 2000, 1999, and 1998, respectively.

         The following is a schedule, by year, of future minimum rental payments required under operating leases that have initial or remaining non-cancelable terms in excess of one year as of September 30, 2000. Commitments for autos and trucks have not been included since most of these leases are cancelable upon specified notice.

Years ending September 30,          Amount
--------------------------          ------
2001                                $  319
2002                                   131
2003                                   105
2004                                    83
2005                                    83
Thereafter                             562
                                    ------
     Total                          $1,283
                                    ======

         Several parts and service centers are leased under agreements classified as operating leases. Most leases can be renewed at current market rates for additional periods.

         The Company leases its Benson, Minnesota facility under a long-term lease, which expires in September 2012 with monthly lease payments of $7. The Company has the right to purchase the property subject to the lease at any time during the lease term for an amount not greater than $100 plus an amount, defined by the lease agreement, which approximates the remaining outstanding lease balance.

13.      JOINT VENTURES

         The Company has an interest in two joint ventures, which it accounts for using the equity method.

         In September 1999, the Company transferred certain rights to the SF 550 for 100% ownership in Ag-Chem/New Holland, LLC ("ACNH"). New Holland North America, Inc. ("NHNA") purchased a 50% ownership interest from the Company for $500. The SF 550 is sold to ACNH at cost for resale through NHNA to NHNA's network of dealers. For their respective contributions, each party shares equally in the pre-tax profits generated by the sale of the SF 550 product. Either party has the option to acquire the other's stake in ACNH through a negotiated process or to compel the joint venture to be dissolved and liquidated on agreed-upon terms.

         In October 1999, the Company contributed $1,000 in cash to REDBALL, LLC ("REDBALL") for a 50% equity interest. As a result of its contributions, the Company shares equally in the pre-tax profits generated by sales of REDBALL products with C.A.P. Inc. At its option, the Company has the right, between October 1, 2004 and December 31, 2004, to acquire the remaining 50% interest in REDBALL for approximately $5,000.

COMBINED FINANCIAL INFORMATION-
JOINT VENTURES - 100% BASIS

         Summary combined financial information for the joint ventures on a 100 percent basis follows. Both joint ventures have a September 30 year-end.

               Year ended September 30, 2000                 Amount
               -----------------------------                -------
               Sales                                        $18,743
               Gross profit                                   5,843
               Earnings before taxes                          2,287
               Earnings after taxes                           2,287

               September 30, 2000                            Amount
               ------------------                           -------
               Current assets                               $ 5,480
               Non-current assets                               947
               Current liabilities                            2,832
               Non-current liabilities                           14

         Our proportionate share of the sales of the joint ventures was $9,372 for the year ended September 30, 2000.

14.      COMMITMENTS AND CONTINGENT LIABILITIES

         The Company is involved in several legal actions at September 30, 2000, the ultimate settlement of which is not expected to have a material effect on the consolidated financial condition or consolidated results of the Company.

         On September 11, 2000, the Company announced an axle replacement product improvement program. It is presently estimated that it will cost between $5,300 to $8,100 to replace the axles and related components on certain RoGator models. In addition to the actual expense incurred in the year, a reserve was set up in accordance with accounting principles generally accepted in the United States of America in the amount of $5,100. It is very early in the replacement process and the reserve will be adjusted, if necessary, in future periods as more information on the actual costs of replacement is collected. The Company has been informed by the supplier that it will take until approximately August 2001 to produce all the replacement axles. A settlement with the supplier of the component has not been reached at this time.

15.      RELATED PARTY TRANSACTIONS

         In fiscal 2000, 1999, and 1998, legal services in the amount of $445, $445 and $344, respectively, were provided by a law firm in which a director and stockholder of the Company is a partner.

         Another member of the Company's Board of Directors has an interest in a customer of the Company. Net sales to the customer were immaterial in fiscal 2000, 1999 and 1998.

16.      SEGMENT INFORMATION

         For fiscal 2000, 1999, and 1998 the members of a farming co-op accounted for 14.6%, 12.6% and 13.8% of net sales, respectively. Export sales were 9.7%, 10.9% and 11.4% of net sales in fiscal 2000, 1999, and 1998, respectively.

         The Company has a subsidiary in the Netherlands. This subsidiary had net sales of $21,168, $21,273 and $17,622 in fiscal 2000, 1999, and 1998, respectively. Foreign income before tax for fiscal 2000, 1999, and 1998 were $186, $610 and $136, respectively. Foreign currency transaction losses included in net loss for fiscal 2000 totaled $521. Foreign currency transaction gains or losses included in net earnings for fiscal 1999 and 1998 were not significant.

         The following table presents information about the Company by geographic area.

                                           UNITED STATES      INTERNATIONAL      TOTAL COMPANY
                                           -------------      -------------      -------------
               NET REVENUES(1)
                        FISCAL 2000           $265,480           $33,361           $298,841
                        Fiscal 1999            251,444            41,235            292,679
                        Fiscal 1998            277,045            45,077            322,122

               LONG-LIVED ASSETS(2)
                        FISCAL 2000             39,054             3,680             42,734
                        Fiscal 1999             49,246             1,974             51,220

         (1) NET REVENUES ARE CLASSIFIED INTO GEOGRAPHIC AREAS BASED ON DESTINATION.

         (2) INCLUDES NET PROPERTY, PLANT AND EQUIPMENT, NON-CURRENT NOTES RECEIVABLE, INTANGIBLE AND OTHER ASSETS.

17.      SUBSEQUENT EVENTS

         On November 20, 2000, the Company announced it has agreed to be acquired by AGCO Corporation (AGCO). AGCO, headquartered in Duluth, GA, is a leading worldwide designer, manufacturer and distributor of agricultural equipment. Subject to customary regulatory and Ag-Chem shareholder approval, the transaction will merge the Company with a wholly owned subsidiary of AGCO. The Company's shareholders will receive $25.80 per share consisting of no more than $12.90 in AGCO stock and the remainder in cash.

         Pursuant to the merger agreement, Ag-Chem has agreed that upon or prior to closing of the merger to terminate the Phantom Stock Bonus Plan and to make cash payment to its employees of approximately $13.86 per phantom share (the difference between $25.80 and the grant price of $11 5/16) aggregating $1,188.

18.      SELECTED CONSOLIDATED FINANCIAL DATA - QUARTERLY (UNAUDITED)

                                                    NET EARNINGS   EARNINGS (LOSS)
                                                    ------------   ---------------
                         NET SALES    GROSS PROFIT     (LOSS)         PER SHARE
                         ---------    ------------  ------------   ---------------
   2000
1ST QUARTER               $ 58,708      $ 14,086      $ (2,024)        $ (.21)
2ND QUARTER                118,074        28,451         6,883            .72
3RD QUARTER                 65,181        14,187        (1,384)          (.14)
4TH QUARTER                 56,878         9,712        (4,897)          (.51)
                          --------      --------      --------         ------
  TOTAL                   $298,841      $ 66,436      $ (1,422)        $ (.15)
                          ========      ========      ========         ======

   1999
1st Quarter               $ 53,529      $ 15,476      $   (356)        $ (.04)
2nd Quarter                110,995        30,906         7,505            .78
3rd Quarter                 71,504        17,783          (638)          (.06)
4th Quarter                 56,651        13,826        (3,123)          (.33)
                          --------      --------      --------         ------
  Total                   $292,679      $ 77,991      $  3,388         $  .35
                          ========      ========      ========         ======